UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 1, 2019

Cognex Corporation

(Exact Name of Registrant as Specified in Charter)

Massachusetts

(State or Other Jurisdiction of Incorporation)

001-34218	04-2713778

(Commission File Number)	(IRS Employer Identification No.)

One Vision Drive, Natick, Massachusetts	01760-2059

(Address of Principal Executive Offices)	(Zip Code)

(508) 650-3000

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act or Rule 12b-2 of the Exchange Act.

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 1, 2019, Cognex Corporation (the “Company”) and John J. Curran, Senior Vice President of Finance & Administration and Chief Financial Officer of the Company (principal financial officer and principal accounting officer), mutually agreed that Mr. Curran will resign from the Company, effective May 3, 2019. Mr. Curran’s resignation was not the result of any disagreements with the Company on any matters relating to its operations, policies or practices. The Company is conducting a search for a new Chief Financial Officer.

In connection with his departure from the Company, the Company entered into a letter agreement with Mr. Curran pursuant to which he will receive base salary continuation for twelve weeks following his departure, continued health insurance for 18 months (or if earlier, until the date when he commences other employment), and certain outplacement benefits. In addition, options held by Mr. Curran to purchase 50,000 shares of the Company’s common stock with exercise prices ranging from $24.86 to $38.39 that are scheduled to vest in accordance with their terms on November 2, 2019, will vest instead on May 3, 2019 if he remains with the Company through such date. The letter agreement includes a general release of claims in favor of the Company. Mr. Curran also will remain subject to the terms of his existing employee invention, non-disclosure and non-competition agreement, which includes certain confidentiality, non-competition and non-solicitation covenants.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COGNEX CORPORATION

Date: April 4, 2019	By:	/s/ Robert J. Willett
		Name:	Robert J. Willett
		Title:	President and Chief Executive Officer